EXHIBIT 10.2

May 20, 2005

James Mitchener
214 Nottingham Place
Danville
California 94506

Dear Jim:

This is to confirm your call (text message) of today.

This letter will serve as the Amendment to the Severance Agreement and Release, which was dated April 8, 2005.

Page 6, Section 9.

     The phrase, “Employee agrees he/she will not act in any manner that might damage the business of the Company” is removed.

Page 6, Section 11

     The phrase, “take away or hire employees of the Company,” is amended to read “take away employees of the Company.”

Page 3, Section 1(d)

     The phrase, “Should Employee so elect, the Company shall reimburse Employee for up to four (4) months health care coverage.” is modified to read “Should Employee so elect, the Company shall reimburse Employee for up to nine (9) months health care coverage”.

Page 2, Section 1

     The phrase, “The Company agrees to pay Employee a lump sum equivalent to 16 weeks of Employee’s base salary, for a total of sixty-one thousand five hundred thirty-eight dollars and 46 cents ($61,538.46), less applicable withholding.” is amended to read “26 weeks of Employee’s base salary, for a total of one hundred thousand dollars and no cents ($100,000.00), less applicable withholding.”

Please consider this the only amendment to the Severance Agreement and Release.

I look forward to hearing from you soon.

Regards,
/s/ Noel A. Simmons	/s/ James Mitchener
Noel A. Simmons	5/20/05
Vice President
Human Resources and Facilities